NEUBERGER BERMAN ALTERNATIVE FUNDS
INSTITUTIONAL CLASS
 ADMINISTRATION AGREEMENT

SCHEDULE A

The Institutional Class of the Series of Neuberger Berman Alternative Funds currently subject to this Agreement is as follows:

Neuberger Berman Absolute Return Multi-Manager Fund
Neuberger Berman Global Allocation Fund
Neuberger Berman Hedged Option Premium Strategy Fund
Neuberger Berman Long Short Credit Fund
Neuberger Berman Long Short Fund
Neuberger Berman Multi-Asset Income Fund
Neuberger Berman Multi-Style Premia Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund
Neuberger Berman U.S. Equity Index PutWrite Strategy Fund

  Date: March 7, 2018

NEUBERGER BERMAN ALTERNATIVE FUNDS

INSTITUTIONAL CLASS
ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Alternative Funds Institutional Class Administration Agreement shall be:

(1)
For the services provided to the Institutional Class of a Series and its shareholders (including amounts paid to third parties), 0.15% per annum of the average daily net assets of the Institutional Class of said Series; plus in each case

(2)
Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Investment Advisers LLC, and periodic reports to the Board of Trustees on actual expenses.

Date: July 1, 2017